EXHIBIT 10.16
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is effective as of the          day of October, 2007, by and between B. Greg Buscetto (“Executive”) and SXC Health Solutions, Inc. (collectively, the “Company”).
RECITALS
     A. The Company wishes to employ Executive, and Executive wishes to be employed by the Company, as its Senior Vice President and General Manager, InformedRx, and Executive desires to accept employment with the Company under the terms and conditions set forth in this Agreement.
     B. In order to induce the Executive to enter into this Agreement, and to incentivize and reward Executive’s continued effort, loyalty and commitment to the Company, concurrent with the execution and delivery of this Agreement the Company expresses its intention to grant to the Executive stock options to purchase 30,000 shares of SXC Health Solutions Corp., the Company’s parent. The Company expresses its intention to grant to Executive an additional 20,000 stock options in the Spring of 2008, concurrently with the distribution of stock options to similarly situated Executives.
     C. Executive acknowledges that as a member of the Company’s senior management team, Executive is one of the persons charged with responsibility for the implementation of the Company’s business plans, and that Executive is one of only a few Executives who will have regular access to confidential and/or proprietary information relating to the Company. Further, Executive acknowledges that Executive’s covenants to the Company hereinafter set forth are being made in partial consideration of the Company’s willingness to employ Executive under the terms and conditions set forth in this Agreement. As a condition of that employment, the Company requires that this Agreement be entered into pursuant to which Executive furnishes the Company with, among other things, certain covenants of Executive, including Executive’s covenant not to disclose the Company’s confidential and proprietary information and non-solicitation of employees and customers for a reasonable period of time. Executive acknowledges that Executive’s covenants to the Company hereinafter set forth are being made in partial consideration of the Company’s grant stock options to purchase shares of common stock of SXC Health Solutions Corp.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:
ARTICLE I
EMPLOYMENT RELATIONSHIP
     1.1 Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive to serve its as Senior Vice President and General Manager, InformedRx, and Executive hereby accepts such employment, and agrees to perform his duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.
     1.2 Duties. The Executive shall be the Company’s Senior Vice President and General Manager, InformedRx. Executive shall be responsible for oversight and profitability of the InformedRx business and will perform other duties as assigned. Executive shall report to the Company’s President and Chief Operating Officer. Although Executive will not be required to relocate his principal residence in Dacula, Georgia for a period of twenty (20) months following the commencement of his employment with SXC, Executive shall perform his duties under this Agreement at the Company’s facilities in Lisle, Illinois or at any subsequent location of the Company’s primary administrative operations.
     1.3 Exclusive Employment. While employed by the Company hereunder, Executive covenants to the Company that he/she will devote his/her entire business time, energy, attention and skill to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and use his/her good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting Executive from spending such time as may be reasonably necessary to attend to Executive’s personal affairs, investments, and other financial interests, so long as such activities do not conflict or interfere with Executive’s obligations and/or timely performance of his/her duties to the Company.
     1.4 Executive Representations and Warranties as to Employability. Executive hereby represents and warrants to the Company that:
     (a) The execution, delivery and performance by Executive of this Agreement and any other agreements contemplated hereby to which Executive is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound;
     (b) Executive is not a party to or bound by any employment agreement, non competition agreement or confidentiality agreement with any other person or entity, except that Executive is party to a protective covenants agreement with Burgess Information Systems, Inc., d/b/a ProCareRx, ProCare Pharmacy Benefit Manager Inc., amd ProCare Pharmacy Care, LLC. Company acknowledges that it is in receipt of a copy of said Agreement;
     (c) The Company has not requested, directly or indirectly, expressly or implicitly, that Executive use or disclose the trade secrets or other confidential information of any prior employer or other third party, and Executive warrants that he will not use or disclose such information;
     (d) Upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and
     (e) Executive hereby acknowledges and represents that he/she has been given the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that he/she fully understands the terms and conditions contained herein.
ARTICLE II
PERIOD OF EMPLOYMENT
     2.1 Employment Period. Executive’s employment hereunder shall commence on November 19, 2007 and shall continue hereunder until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of Article V hereof (the “Employment Period”).
     2.2 Initial Term of Employment Period and Extension Terms. The Employment Period shall initially continue for a term commencing on the date set forth in Section 2.1, above, and end on December

31, 2008 (the “Initial Term”). The Employment Period shall be automatically extended for successive one (1) calendar year periods following the expiration of the Initial Term (each period being hereinafter referred to as an “Extension Term”) upon the same terms and conditions provided for herein unless either party provides the other party with advance written notice of its or Executive’s intention not to extend the Employment Period; provided, however, that such notice must be delivered by the non-extending party to the other party not later than sixty (60) days prior to the expiration of the Initial Term or any Extension Term, as the case may be. If the Employment Period is not extended as a result of notice to Executive by the Company, and Executive’s employment with the Company terminates as a result thereof, then Executive’s termination shall be a treated as a Termination by the Company Without Cause.
ARTICLE III
COMPENSATION
     3.1 Annual Base Compensation. During the Employment Period the Company shall pay to Executive an annual base salary (the “Annual Base Compensation”) in the amount of Two Hundred Forty Thousand and 00/100 Dollars ($240,000). The Annual Base Compensation shall be paid in regular installments in accordance with the Company’s regular payroll practices, and shall be subject to all required federal, state and local withholding taxes. Executive’s Annual Base Compensation shall be reviewed annually by the Company’s Chairman and CEO and the SXC Compensation Committee.
     3.2 Executive Performance Bonus. In respect of each calendar year falling within the Employment Period, Executive shall be eligible to earn an incentive compensation bonus, depending upon the achievement of the Company’s and Executive’s performance objectives (the “Incentive Compensation Bonus”). The amount of the Incentive Compensation Bonus shall be targeted at fifty percent (50%) of the Executive’s Annual Base Compensation, with the specific percentage determined by the Company’s Board of Directors after the close of the Company’s fiscal year (December 31). The Incentive Compensation Bonus, if any, shall be paid to Executive at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses. The Incentive Compensation Bonus for the performance year 2008, payable in March 2009, will be equal to at least fifty percent (50%) of the Incentive Compensation Bonus target. Additionally, the Company will establish a set of stretch performance objectives which if achieved, will provide Executive the opportunity to earn in excess of one hundred percent (100%) of the Incentive Compensation Bonus target.
If the Executive’s employment terminates during the calendar year due to Termination without Cause (5.4.c) or a Termination Arising Out of a Change of Control (5.4.d), the Executive shall receive a pro rata amount of the Incentive Compensation Bonus that Executive would have received if Executive remained employed throughout the calendar year. If Executive employment terminates during the calendar year for any other reason, then no Incentive Compensation Bonus shall be paid to Executive for the calendar year in which the termination occurred. To the extent practicable, the Company will notify Executive of Executive’s performance objectives for the year in January of that year.
     3.3 Expenses. During the Employment Period, Executive shall be entitled to reimbursement of all business expenses reasonably incurred in the performance of Executive’s duties for the Company, including reasonable travel-related expenses, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the then current business expense reimbursement policies of the Company.
     3.4 Vacation. Executive shall be entitled to accrue over the course of the calendar year twenty (20) days of paid vacation time, in accordance with the Company’s then current vacation policy; provided that unused vacation may be used by Executive in the following calendar year only in accordance with and as permitted by the Company’s then current vacation policies in effect from time to time. Nothing in this Agreement shall cause Executive to forfeit any accrued but unused paid vacation time Executive had prior to entering into this Agreement.
     3.5 Insurance. During the Employment Period Executive shall be eligible to participate in the Company’s insurance programs on terms and conditions no less favorable than those made available generally to other similarly situated Executives, as such programs may be revised from time to time.
     3.6 Retirement Plan. Upon commencement of the Initial Term, Executive shall be eligible to participate in the Company’s deferred compensation plans, including its 401(k) plan, including any Employer match per the terms and conditions defined in the corresponding Plan Documents.
     3.7 Grant of Stock Options
     a. Upon the commencement of the Initial Term, Executive shall be granted options (“Options”) to purchase 30,000 shares of common stock of SXC Health Solutions Corp. In the Spring of 2009, Executive shall be granted an additional 20,000 shares of common stock of SXC Health Solutions Corp., provided Executive is an employee in good standing with the Company on the date of said grant. The grants of Options provided by Section 3.7(a) are contingent upon approval by the SXC Health Solutions Corp. Board of Directors and shareholders. The Options shall be subject to the Company’s current Stock Option Plan. The options shall vest in one-fourth increments annually, commencing on the anniversary date of the grant.
     b. Except as otherwise provided in Section 5.2(e) of this Agreement, once vested, the Options shall have a five (5) year life.
     c. Upon a Change of Control (defined below), all of the Options shall vest.
     3.8 Stock Option Plan. Executive shall be permitted to participate in the Company’s Stock Option Plan in the same manner as the Company’s other Senior Vice Presidents, with future annual grants based on Executive’s performance as determined by the Company’s Chief Executive Officer.
     3.9 Other Fringe Benefits. During the Employment Period, Executive shall be entitled to receive such of the Company’s other fringe benefits as are being provided to other Executives of the Company on the Senior Executive Team.
     3.10 Vehicle Allowance. Executive shall receive a monthly payment of Five Hundred and 00/100 dollars ($500.00) for Executive’s use of a personal automobile for business use (“Vehicle Allowance”). The Vehicle Allowance shall be subject to all required federal, state, and local withholding.
     3.11 Relocation Package. Upon Executive’s decision to relocate his primary residence, pursuant to paragraph 1.2, the Company will provide to Executive a relocation package in accordance with the then-current SXC Relocation Policy & Procedures. At minimum, the relocation package shall include shipment of household goods and closing costs related to the purchase of a new home and the sale of an existing home.

ARTICLE IV
COVENANTS OF EXECUTIVE
     4.1 Covenants Regarding Developments. Executive agrees as follows with regard to any developments that relate to the Company’s business or Confidential and Proprietary Information (defined below), or that Executive conceives, makes, develops or acquires, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked (“Developments”):
     (a) Executive shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Executive with respect thereto.
     (b) All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Executive has any rights thereto, Executive hereby assigns all such rights, title, and interest to the Company.
     (c) Upon request by the Company, Executive, at any time, whether during or after Executive’s employment by the Company, shall execute, acknowledge and deliver to the Company all assignments and other documents which the Company deems necessary or desirable to: (i) vest the Company with full and exclusive right, title, and interest to such Developments, and (ii) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.
     (d) Section 4.1 does not apply to any Developments for which no equipment, supplies, facility or trade secret information of the Company was used, and which were developed entirely on Executive’s own time, unless the Developments: (i) relate to the Company’s business or to its actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.
     4.2 Ownership and Covenant to Return Documents, etc. Executive agrees that all Company work product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company either furnished to Executive by the Company or are prepared, compiled or otherwise acquired by Executive during the Employment Period, shall be the sole and exclusive property of the Company. Executive shall not, except for the use of the Company, use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Executive agrees that Executive will deliver all of the aforementioned documents and objects that may be in Executive’s possession to the Company on the termination of Executive’s employment with the Company, or at any other time upon the Company’s request.
     4.3 Nondisclosure Covenant. Executive recognizes that by virtue of Executive’s employment with the Company, Executive will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information that is not known to its competitors or within the industry generally, that was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company. This information (“Confidential and Proprietary Information”) includes, but is not limited to, the Company’s trade secrets; information relating to the Company’s production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; contract expiration dates, customers and prospective customers, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; payment methods; service and product costs; pricing structures and incentive plans; vendors; financial position and business plans; computer programs and databases; research projects; new product and service developments; and any other information of the Company or any of its vendors or customers that the Company informs Executive, or which Executive should know by virtue of Executive’s position or the circumstances in which Executive learned it, is to be kept confidential. Confidential and Proprietary Information does not include information that is (i) in the public domain (except as a result of a breach of this Agreement or Executive’s obligations under a statutory or common law obligation) or (ii) obtained by Executive from a third party subsequent to the termination of Executive’s employment with the Company (except where the third party obtains the information in violation of a contractual obligation, a statutory or common law obligation). Executive agrees that during the Employment Period and at all times thereafter (a) Executive will not disclose, use or permit others to use any Confidential and Proprietary Information, or otherwise make use of any of it for Executive’s own purposes or the purposes of another, except as required in the course of Executive’s employment for the benefit of the Company or as required by law, and (b) Executive will take all reasonable measures, in accordance with the Company’s policies, procedures, and instructions, to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.
     4.4 Noninterference Covenant. Executive agrees that during the Employment Period and for the Restricted Period, Executive will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may induce any other employee of the Company (who is employed by the Company at the end of the Executive’s employment with the Company) to leave the employ of the Company. “Restricted Period” means (i) the Employment Period and (ii) the two (2) year period following the termination of Executive’s employment.
     4.5 Covenant of Nonsolicitation of Customers. Executive acknowledges the Company’s legitimate interest in protecting its customers for a reasonable period of time following the termination of Executive’s employment. Accordingly, Executive agrees that during the Restricted Period, Executive will not: (a) directly or indirectly, solicit or accept business from, any Customer, where such business, products or services would be competitive with the Company’s business, products or services, or (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any Customer or vendor of the Company or induce any such Customer or vendor to cease doing business with the Company. For purposes of this paragraph, the term “Customer” means (i) a customer of the Company to which Executive sold or provided the Company’s products or services at any time during the two (2) year period immediately preceding the termination of Executive’s employment, (ii) any entity for which Executive orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns on behalf of the Company at any time during the two (2) year period immediately preceding the termination of Executive’s employment, or (iii) any entity as to which Executive acquired Confidential and Proprietary Information at any time during Executive’s employment with the Company.
     4.6. Remedies for Breach. Executive recognizes that the rights and privileges granted to Executive by this Agreement, and Executive’s corresponding covenants to the Company, are of a special, unique, and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law or through the offset or withholding of any monies to which Executive might be entitled from the Company. Accordingly, Executive understands and agrees that the Company shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of this Agreement. Executive also understands and agrees that any such equitable relief shall be in addition to, and not in substitution for, any other relief to which the Company may be entitled.
ARTICLE V
TERMINATION
     5.1 Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate at the expiration of the Initial Term or any Extension Term upon notice as provided in Section 2.2, or prior to the expiration of the Initial Term or any Extension Term upon the occurrence of any of the following events (hereinafter referred to as “Triggering Events”): (a) Executive’s death; (b) Executive’s Total Disability; (c) Executive’s Resignation; (d) Termination by the Company for Cause; (e) Termination by the Company Without Cause; or (f) Termination Arising Out of a Change of Control.
     5.2 Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event prior to the expiration of the Initial Term or any Extension Term shall be as follows:
     (a) Death, Total Disability, Resignation, and Termination by the Company for Cause. If the Triggering Event was Executive’s Death, Total Disability (defined below), Resignation, or a Termination by the Company for Cause (defined below), then Executive shall be entitled to receive Executive’s Annual Base Compensation and accrued but unused vacation time through the date of the Triggering Event, and to continue to participate in the Company’s employee welfare plans and programs (including, without limitations, health insurance plans) through the date of the Triggering Event and, thereafter, only to the extent permitted under the terms of such plans and programs.
     (b) Termination by Company Without Cause. If the Triggering Event was a Termination by the Company Without Cause, then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of Executive’s Incentive Compensation Bonus, if any, pro rated to the Executive’s date of termination; and (iii) the Severance Benefit. “Severance Benefit” means a payment equal to the Executive’s Annual Base Compensation as of the date of termination, payable in twenty-four (24) semi-monthly payments, less required tax withholding, commencing within thirty days from the date Company receives the Separation Agreement and General Release executed by Executive. Executive’s entitlement to the benefits provided in subsections 5.2(b)(ii) and (iii) are contingent on Executive signing a Separation Agreement and General Release provided by the Company.
     (c) Termination Arising Out of a Change of Control. If the Triggering Event was a Termination Arising Out of a Change of Control (defined below), then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of a Executive’s Incentive Compensation Bonus, if any, pro rated to Executive’s date of termination; and (iii) the Change of Control Severance Benefit. Executive’s entitlement to the benefits provided in subsections 5.2(c)(ii) and (iii) is contingent on Executive signing a Separation Agreement and General Release provided by the Company within a reasonable period of time following the date the Separation Agreement and General Release is provided to Executive. “Change of Control Severance Benefit” means a lump-sum payment, less required tax withholding, equal to one and one-half times the Executive’s Annual Base Compensation at the time of termination, plus the average of the previous two Incentive days from the date the executed Separation Agreement and General Release is received by the Company. The Change of Control Severance Benefit may be suspended during the first six (6) months from the end of the Employment Period only to the extent that it exceeds permissible payment thresholds under section 409 A of the Code. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payments and rights provided under this Agreement would cause Executive to be subject to excise tax under Section 280G or Section 4999 of the Internal Revenue Code, if the corresponding section(s) of any future federal tax law, then the amount of the payments shall be reduced to the extent necessary to avoid imposition of any such excise tax.
     (d) Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of Executive’s rights to salary, Executive benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which Executive owes the Company against any amounts it owes Executive under this Agreement.
     (e) Treatment of Options. Executive may be required to exercise any vested options within ninety (90) days from date of the termination of his employment.
     5.3 Survival of Certain Obligations. The provisions of Articles IV, V and VI shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Initial Term or any Extension Term.
     5.4 Definitions. For purposes of Article V, the following definitions apply:
     (a) “Resignation” means a voluntary termination of Executive’s employment with the Company, including Executive’s declining of continued employment in the same or comparable position with the Company following a Change of Control.
     (b) “Termination by the Company for Cause” means termination by the Company of Executive’s employment for:
     (i) The failure of Executive to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company;
     (ii) A conviction of Executive by a court of competent jurisdiction of a felony;
     (iii) The refusal, failure or neglect of Executive to perform his duties under his employment agreement in a manner that is materially detrimental to the business or reputation of the Company unless remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company;
     (iv) The engagement by the Executive in illegal, unethical or other wrongful conduct that is materially detrimental to the business or reputation of SXC; or

     (v) The pursuit by Executive of interests that are materially adverse to SXC unless remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company;
     (c) “Termination by the Company Without Cause” means a termination of Executive’s employment by the Company which is not a Termination by the Company for Cause, provided that the termination of the Employment Period on account of the failure of the Company to extend the Employment Period in accordance with the provisions of Section 2.2 hereof shall constitute a Termination by the Company Without Cause.
     (d) A “Termination Arising Out of a Change of Control” means, following a Change of Control (defined below), Executive is not offered or retained in his current or a comparable position with comparable compensation. A “Change of Control” shall be defined under this Agreement to mean any of the following occurrences:
     (i) Any person, other than SXC Health Solutions Corp. or an employee benefit plan of SXC Health Solutions Corp. or the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of SXC Health Solutions Corp. and becomes, immediately after and as a result of such acquisition, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of SXC Health Solutions Corp
     (ii) The shareholders of SXC Health Solutions Corp. approve a merger, and such merger is completed, consolidation, recapitalization, or reorganization of SXC Health Solutions Corp. or the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if shareholder approval is not sought or obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after, and as a result of such transaction, being Beneficially Owned by at least 75% of the holders of outstanding voting securities of SXC Health Solutions Corp.immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or
     (iii) The shareholders of SXC Health Solutions Corp. approve a plan of complete liquidation of SXC Health Solutions Corp. or the Company or an agreement for the sale or disposition by SXC Health Solutions Corp. of all or a substantial portion of assets (i.e., 50% or more) of the total assets of SXC Health Solutions Corp. or the Company.
     (e) “Total Disability” means Executive’s inability, because of illness, injury or other physical or mental incapacity, to perform Executive’s duties hereunder (as determined by the Board in good faith) for a continuous period of one hundred eighty (180) consecutive days, or for a total of one hundred eighty (180) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such one hundred eighty (180) day or three hundred sixty (360) day period, as applicable.
ARTICLE VI

GENERAL
     6.1 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Illinois or any other jurisdiction), irrespective of the fact that Executive may become a resident of a different state.
     6.2 Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive and Executive’s executors, administrators, personal representatives and heirs.
     6.3 Assignment. Executive expressly agrees for Executive and on behalf of Executive’s executors, administrators and heirs, that this Agreement and Executive’s obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Executive, Executive’s executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder. This Agreement shall be assignable and transferable by the Company (but the Company shall not be required to assign or transfer this Agreement) to any successor in interest without the consent of Executive.
     6.4 Complete Understanding. This Agreement and it’s exhibits constitutes the complete understanding among the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the employment of Executive by the Company, including without limitation any prior compensation plans or compensation agreements entered into between Executive and the Company.
     6.5 Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.
     6.6 Waiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. The waiver by Executive of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.
     6.7 Venue, Jurisdiction. Etc. Executive hereby agrees that any suit, action or proceeding relating in any way to this Agreement shall be brought and enforced in the Eighteenth Judicial Circuit, DuPage County, State of Illinois or in the District Court of the United States of America for the Northern District of Illinois, Eastern Division, and in either case Executive hereby submits to the jurisdiction of each such court. Executive hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any right of removal, any claim that Executive is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Executive consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Executive at Executive’s address listed in the business records of the Company. Executive and the Company do each hereby waive any right to trial by jury that Executive or it may have concerning any matter relating to this Agreement.
     6.8 Indemnification of Employee.

     (a) Corporate Acts. Employee is hereby entitled to indemnification for Employee’s acts or omissions in Employee’s capacity as an Employee or officer of the Company to the same extent as the Company’s other senior Employees and in the manner provided by the Company’s bylaws.
     (b) Lawsuits by Former Employer. In the event Employee’s former employer initiates a lawsuit against Employee alleging that Employee has breached Employee’s contractual post-employment obligations to his former employer, the Company shall pay any judgements, awards, settlements and damages in addition to the Employee’s reasonable attorneys’ fees, costs and expenses incurred by Employee in defending that lawsuit, subject to the following conditions: (i) The Company shall retain legal counsel to defend Employee; (ii) the Company shall have the right, along with Employee, to direct Employee’s defense; (iii) Employee shall execute any conflict of interest waiver consistent with the applicable rules of professional conduct; and (iv) the Company’s obligations under this Section 6.9(b) shall be relieved if the Company determines, at any time, that Employee breached any of his representations and warranties in Section 1.4 of this Agreement. For the purposes of this paragraph, “Former Employer” shall be defined as Burgess Information Systems, Inc. d/b/a ProCare Rx, ProCare Pharmacy Benefit Manager, Inc., or ProCare Pharmacy Care LLC, or any of their affilitiates, related entities, or any of their successors or assigns.
     6.9 Directors and Officers Liability Insurance. The Company shall maintain adequate Directors and Officers liability insurance coverage, which shall include Executive in Executive’s capacity as an Officer. The adequacy of the Directors and Officers liability insurance coverage shall be determined annually by the Board of Directors at its reasonable discretion.
     6.10 Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.
     6.11 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
     6.12 Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent by certified or registered mail, postage prepaid, return receipt requested to the recipient at the address indicated below or otherwise subsequently provided by one party to the other party:
Notices to Executive:

B. Greg Buscetto
2781 Hillgrove Drive
Dacula, Georgia 30019
Notices to Company:

SXC Health Solutions, Inc.
Attn: Chief Executive Officer
2441 Warrenville Road Suite 610
Lisle, IL 60532-3642

With Copies to:

Larry Zanger, Esq.
Holland & Knight LLP
131 South Dearborn, 30th Floor
Chicago, Illinois 60603
     6.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

COMPANY:			EXECUTIVE:
SXC HEALTH SOLUTIONS, INC.

By:	/s/ Mark Thierer		/s/ B. Greg Buscetto

	Its:	President & COO	B. Greg Buscetto